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                                                                 [EXHIBIT 10.16]

            RISK REPORTING & INVESTMENT ACCOUNTING SERVICES AGREEMENT

This RISK REPORTING AND INVESTMENT ACCOUNTING SERVICES AGREEMENT (the "Agreement") is made as of the 8th day of December, 2005 ("Effective Date") between BlackRock Financial Management, Inc. ("BlackRock") and Validus Reinsurance, Ltd. ("Client"). WHEREAS, Client wishes to engage BlackRock to provide certain risk measurement reporting services for Client as well as to engage and appoint BlackRock as its agent to provide certain investment accounting services for Client, all as set forth below; NOW, THEREFORE, the parties agree as follows:

1. Services. (a) (i) Risk Services: BlackRock will provide Client with certain risk measurement reports as set forth on Schedule A (each, a "Report"; together, the "Reports Package"). Reports will be made available to Client on a website (the "Client Site") that will be created and maintained by BlackRock for password-protected access via the internet by certain Client personnel ("Client Users," as defined in Schedule A). The Reports Package will be produced by BlackRock using the same quality control procedures used for its other clients of similar services. Client acknowledges that the creation of these Reports will be dependent on portfolio and securities data that Client and/or its agents (such as Client's custodian) shall provide in a format specified by BlackRock ("Client Data," as defined in Schedule A), and/or data obtained from BlackRock's Accounting Services (as defined below), which are derived from the Client Data. The "Risk Services" shall consist of provision of the Reports Package.

(ii) Accounting Services: BlackRock will perform investment accounting services for Client as set forth in Schedule B (the "Accounting Services"), and such additional accounting and other services as the parties may agree upon in writing from time to time. BlackRock is hereby authorized to communicate with Client's custodian regarding Client's account and portfolio and regarding reports and information provided by or pertaining to Client, Client's custodian, or BlackRock.

The "Services" shall consist of the Risk Services together with the Accounting Services. The following provisions apply to the Risk Services or Accounting Services as specifically noted.

With respect to the Risk Services:

(b) BlackRock will provide Client with improvements in the Services as and when it makes such improvements generally available to its clients. Client also may request new or additional Reports from BlackRock for an additional fee, as the parties may agree.

(c) "Third Party Data" means any data provided by BlackRock that are not proprietary to BlackRock and are listed in Schedule D. Certain Third Party Data are required to use the Risk Services. Use of Third Party Data is subject to certain additional contract and fee terms with the provider of such data, as outlined in Schedule D.

(d) Client will provide the hardware, software, and internet connectivity necessary for Client Users to access and use the Reports. Current requirements are set forth in Schedule E. All use of the Risk Services will be subject to the limitations set forth in this Agreement (and Schedule A), including limitations on the number and identity of Client Users and limitations applicable to Third Party Data (see Schedule D).

(e) Use of the Risk Services shall be for Client's internal business purposes only. Only Client Users, as specified in Schedule A, shall be permitted to access the Risk Services. Client shall not (i) provide Reports to any third party, except as expressly permitted in this Agreement; or (ii) reverse engineer or otherwise use the Risk Services in any way to develop, test, enhance, or calibrate, on behalf of itself or for any other party, any system or services that are similar to any component(s) of the Risk Services. Notwithstanding the foregoing, in the ordinary course of its business, Client shall be permitted to provide excerpts from Reports to its customers and prospective customers, so long as the provision of such materials is not for a fee and is only an incidental component of the service provided by Client to such customers or prospective customers, and to its auditors and regulators as required by law, rule, or practice. At BlackRock's request, Client shall provide BlackRock indicative copies of its materials that include Report excerpts and are provided to its customers.

(f) Client acknowledges that not all securities in its portfolios may lend themselves to explicit analytically derived risk measures and that BlackRock may not have procedures, methods, or models appropriate for

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risk analysis of certain types of securities. BlackRock will consult with
Client's designated representative in such cases to determine the appropriate methodology for analysis of these securities for the Reports Package. In the absence of input from Client in such instances, BlackRock will use its reasonable judgment to analyze the security.

(g) BlackRock will provide the Reports Package to Client on the schedule set forth in Schedule A. The timely production of each Report will depend on the timely receipt of complete Client Data.

With respect to the Accounting Services.

(h) On the Effective Date, BlackRock shall commence work on the implementation process and other tasks (together, the "Conversion") necessary to provide the Accounting Services beginning after the Conversion is accepted by Client. BlackRock will use commercially reasonable efforts to complete the Conversion promptly subject to the timely receipt of necessary information from Client.

(i) Client shall be responsible for: (1) coordinating communications among BlackRock and Client's custodian and advisors; (2) filing any claims in connection with Client's invested assets (though BlackRock will facilitate handling of certain claims, such as late-payment claims); (3) representing its interest in any litigation relating to or involving the invested assets of Client; (4) coordinating and controlling any movement of assets not relating to trades and resolving any discrepancies related to the movement of such assets;
(5) notifying BlackRock of all such asset movement activity; (6) ensuring that all necessary information from Client is timely received by BlackRock (see Schedule B); and (7) advising BlackRock of, and ensuring all compliance with, laws, procedures, instructions, and regulations applicable to Client due to the specific nature of Client's business, including performing all acts required with regard to any registration or qualification requirements imposed by any governmental or self-regulatory authority, such as registration with SEC or filings with the NAIC-SVO (notwithstanding the foregoing, BlackRock may assist Client in its compliance efforts, as described in Schedule B). BlackRock shall be entitled to rely on, for all purposes under this Agreement, any and all instructions provided by Client. BlackRock may require, at its discretion, that any such instructions be certified to in writing by an officer of Client.

For the avoidance of doubt, unless otherwise provided in a separate written agreement with BlackRock, BlackRock's sole responsibility is to provide the Accounting Services to assist Client in its financial reporting, and Client shall be solely responsible for (i) monitoring its investments for compliance with its investment guidelines and (ii) any judgments as to valuation of, or purchase or sale of, securities in its portfolio; and in any case, (iii) BlackRock shall have no responsibility for compliance with or the content of Client's investment guidelines or for any actions of or conclusions drawn by Client with respect to its portfolios or securities, whether or not such conclusions are based on BlackRock's Accounting Services.

(j) Client takes sole responsibility for the acts or omissions of its custodian and will have by the Accounting Services Commencement Date instructed its custodian, and will instruct any future custodian of Client (such instructions to remain in force during the term of this Agreement), to provide BlackRock (at Client's request, on custodian's initiative, or at BlackRock's request) with custodian's reports and other information of Client that BlackRock requires to perform its duties hereunder.

(k) BlackRock will provide reports to Client as provided for in Schedule B. The timely production of reports will depend on the timely receipt of complete Client data.

(l) Third Party Data for the Accounting Services shall be governed by the provisions set forth in Section 1(b) above as well as Schedule D.

2. Representations by Client. Client represents and warrants that (a) execution, delivery, and performance of this Agreement have been duly authorized and shall not conflict with any obligation of Client, whether arising by contract, operation of law, or otherwise, (b) this Agreement constitutes a valid and binding obligation, (c) Client has all rights necessary to provide the Client Data to BlackRock for the uses set forth herein, and (d) Client has all rights and power necessary to appoint BlackRock as its accounting agent.

3. Representations by BlackRock. BlackRock represents and warrants that (a) execution, delivery, and performance of this Agreement have been duly authorized and shall not conflict with any obligation of BlackRock, whether arising by contract, operation of law, or otherwise, (b) this Agreement constitutes a valid and binding obligation, and (c) BlackRock has

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all rights and power necessary to provide the Services contemplated herein. No other warranties are provided, express or implied.

4. Risk Considerations. Client understands that risk measurement analyses rely on certain assumptions and judgments, such as with respect to movement in and volatility of interest rates and spreads, and relative risks and the relationship between risk factors (such as the relationship of mortgage prepayments to interest rates). These analyses, models, and methodologies are generally based on observations of past market behavior that may not hold true in the future. Such assumptions may not cover all aspects of, or risks inherent in, Client's portfolios. Client understands that the risk analyses are also dependent on the integrity of the security master data, and the validity of the pricing data, provided by Client (as part of the Client Data), as well as economic data used in the analyses. BlackRock will use its best judgment and practices to model the portfolios using the Client Data, Third Party Data, and other available sources. For portfolios for which Client provides the securities indicative data (see Section 1(a), above), BlackRock will depend solely on Client Data for its analyses. BlackRock's analyses performed to create the Reports are based on information BlackRock deems to be reliable, but BlackRock in no case guarantees their accuracy or completeness. Client acknowledges that significant professional disagreement exists regarding the accuracy and validity of these types of analyses and methodologies, and that there is no assurance that the analyses and methodologies used by BlackRock or provided by BlackRock are or will be appropriate for Client or its portfolios.

Client acknowledges and agrees that (i) BlackRock's sole responsibility in connection with this Agreement is to provide the Services to aid Client's analysis of its portfolios, (ii) BlackRock is not serving as an investment advisor, or making any recommendations or soliciting any action based on its risk measurement analyses or provision of analytic tools, and (iii) Client will be solely responsible for any judgments as to valuation of or purchase or sale of its portfolio securities. Accordingly, BlackRock will not be responsible or have any liability for any actions of or conclusions drawn by Client with respect to any matter, whether or not such conclusions are based to any extent on BlackRock's Services.

5. Fees. (a) Client shall pay BlackRock fees for the Services to be calculated and payable as set forth in Schedule C (the "Risk Fees" and the "Accounting Fees"). If the composition of Client's portfolios substantially changes after the Effective Date, the parties agree to jointly determine in good faith whether an increase in the amount of the Fees, and/or any changes to the Services, is required.

(b) Client agrees to reimburse BlackRock for all fees paid by BlackRock to the National Association of Insurance Commissioners' Security Valuation Office ("NAIC-SVO") to file or register Client's securities with the NAIC-SVO.

6. Confidential Information. (a) All information regarding this Agreement, the parties' business and their subsidiaries and affiliates, any documents exchanged between the parties in connection with the Services, as well as all technology, know-how, financial models, model documentation, processes, trade secrets, contracts, proprietary information, historical or projected financial information, organizational or operating data, strategic or management plans, and customer information or lists, whether received before or after the date hereof ("Confidential Information"), shall be kept in confidence by each of the parties hereto and not disclosed to any third party, other than disclosures to third parties in the ordinary course of business (e.g., contractors and data vendors), subject to the requirement that such third parties be bound by confidentiality obligations substantially equivalent to the terms of this Agreement. Notwithstanding the foregoing and use of industry standard security measures, neither party can guarantee to the other the security or integrity of information accessible through the Internet against improper or unauthorized access.

(b) The parties' obligations concerning Confidential Information shall survive termination or expiration of this Agreement. These confidentiality obligations shall not apply to information (i) lawfully in the public domain, (ii) lawfully possessed by the recipient before disclosure by the other parry, (iii) lawfully disclosed to a party by a third party without obligation of confidentiality, or
(iv) independently developed by a party without reference to the other party's Confidential Information. (v) If any disclosure is compelled by a court or other competent authority, the compelled party shall make reasonable efforts to allow the disclosing party to oppose and/or limit such disclosure. Disclosures described in (v) shall not be deemed a violation of this Section 6.

(c) Client may provide to BlackRock suggestions, comments, or other feedback ("Feedback") with

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respect to Confidential Information and/or the Services. Client agrees that all
Feedback is and shall be given entirely voluntarily. Except pursuant to a subsequent written agreement between the parties, BlackRock shall be free to use, disclose, reproduce, license, or otherwise distribute and exploit Feedback provided to it, without obligation or restriction of any kind on account of intellectual property rights or otherwise.

(d) BlackRock shall be permitted to include Client on its list of clients and BlackRock may describe the general nature of its work for Client under this Agreement.

7. Limitations on Liability; Indemnity. (a) BlackRock shall not be liable for any incidental, consequential, special, exemplary, or indirect damages. Except with respect to indemnified claims (as set forth below in subsection (b)(i)), in no case shall BlackRock's liability, in the aggregate, exceed the fees payable by Client to BlackRock during the six-month period immediately preceding the event giving rise to the liability.

(b) (i) BlackRock shall defend and indemnify Client against all losses, damages, expenses (including reasonable attorney's fees), and claims ("Losses") arising out of BlackRock's breach of its obligations under Sections 3(c) and 6; and (ii) Client shall defend and indemnify BlackRock against all Losses arising out of Client's breach of its obligations under Sections 1(e), 2(c), and 6, and Client further agrees to reimburse BlackRock for all out-of-pocket expenses (as noted above) incurred by BlackRock in connection with investigating, preparing for or defending any action or claim, whether in connection with pending or threatened litigation to which BlackRock is a party, in each case, as such expenses are incurred or paid. Client, however, will not be responsible for any Losses that are finally judicially determined by a court of competent jurisdiction to have resulted from the gross negligence, fraud, or illegal acts of BlackRock.

8. Term. (a) The initial term of this Agreement will begin on the Effective Date and will expire on the 36-month anniversary of the availability to Client of the first Reports Package. Thereafter, this Agreement will renew for 12-month terms unless either party provides written notice to the other party of its desire to avoid automatic renewal at least 90 days in advance.

(b) Either party shall have the right to terminate this Agreement before its expiration date if the other party commits a material breach of its obligations that remains uncured more than 30 days after a written notice specifying in detail the nature of such breach. In the event that any third parties upon whom BlackRock relies in the provision of the Accounting Services are no longer able or willing to provide the requisite services to BlackRock or will only provide such services on commercially unreasonable terms, then BlackRock will use commercially reasonable efforts to provide alternatives to such services. If BlackRock is unable to provide alternatives to any such terminated services, then it may terminate the Accounting Services without penalty upon notice to Client.

9. Applicable Law. (a) This Agreement shall be governed by the laws of the state of New York without regard to its conflicts of laws principles. The parties agree that all disputes arising under this Agreement shall be resolved in the state or federal courts in New York County, New York. Each party consents to jurisdiction and venue in such courts. The prevailing party in any dispute arising under this Agreement shall be entitled to payment of its reasonable attorney's fees by the other party.

(b) Each party acknowledges that certain breaches by it of its obligations hereunder (such as under Sections 1(e) and 6) may cause irreparable harm to the other party, and that the aggrieved party shall be entitled in any such case to seek injunctive or similar relief without the posting of any bond or security.

10. Assignment. Client may not assign this Agreement without BlackRock's written consent, which shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be for the benefit of and binding upon the parties, their successors and permitted assigns.

11. Auditinq. Client shall have the reasonable right to audit all BlackRock's books and records directly pertaining to the performance of the Accounting Services, and to obtain such copies of such books and records as its auditors may reasonably request in connection with such audit, provided that Client gives reasonable notice of the audit, and reviews the books and records during BlackRock's normal business hours, and promptly reimburses BlackRock for any costs of photocopying such books and records. BlackRock also shall provide to Client on request a copy of its annual "SAS 70" report pertaining to the provision of the Accounting Services.

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12. Notices. Any notice given hereunder shall be in writing and delivered by hand, facsimile, or by first class mail, addressed as follows:

IF TO CLIENT:

Ed Noonan
Chairman
Validus Insurance, Ltd.
48 Par-La-Ville Road, Suite 1790
Hamilton, HM 11 Bermuda
Phone: 441-278-9000
Fax: 441-278-9090

IF TO BLACKROCK:                        WITH A COPY TO:

Charles S. Hallac                       Robert P. Connolly
Managing Director                       Managing Director &
                                        General Counsel

BlackRock Financial Management, Inc.
40 East 52nd Street
New York, NY 10022
Phone: (212) 810-5502 (212) 810-3743
Fax: (212) 180-3330. (212) 810-3744

Notices will be deemed given only upon actual receipt.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. No understanding or modification relating hereto shall be valid unless in writing and signed by both parties.

14. Waiver. Waiver by a party of any provision or any breach of any provision of this Agreement shall not be deemed to be a waiver of such provision in any other instance, or of any other breach of any provision hereof.

15. Non-Exclusive Arrangement. Client agrees that BlackRock shall not be restricted from furnishing services similar to the Services, or any other investment management, risk measurement, or advisory services, to others. Client acknowledges that BlackRock, its affiliates, and any officer, director, stockholder, employee, or any member of their families, may have an interest in securities with respect to which Services are performed under this Agreement. If conflicts of interest arise with respect to BlackRock's duties under this Agreement, BlackRock agrees to perform its duties to Client in good faith and shall deal fairly with Client.

16. Severable. Any term or provision of this Agreement that is or may become Invalid or unenforceable in any applicable jurisdiction shall be, as to such jurisdiction, deemed modified so as to allow enforceability of the parties' original intent, as well as of the remaining terms and provisions of the Agreement.

17. Schedules. References to this Agreement shall be deemed to include any schedules, addenda, and exhibits hereto, taken as a whole with the Agreement.

18. Taxes. Client shall pay or reimburse (and be liable to) BlackRock for taxes arising out of this Agreement, including sales, use, or other taxes (except taxes based on BlackRock's net income or corporate status).

19. Construction. Any conflict between the body of this Agreement and the Schedules or attachments hereto that are expressly referenced herein shall be resolved in favor of such Schedules or attachments.

20. Survival. Sections 6, 7, 9, and any other provision that by its terms survives termination, shall survive the expiration or earlier termination of this Agreement.

21. Cooperation. The parties recognize that successful delivery of the Services will require mutual cooperation, communication, feedback, and interaction, including action required hereunder or reasonably requested by the other party to enable it to accomplish its obligations and responsibilities hereunder. Both parties agree to perform the foregoing responsibilities in good faith and in a professional manner that reflects the sophisticated nature of the Services to be provided.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

23. Independent Contractor. BlackRock is an independent contractor and is not an agent or employee of Client. BlackRock has no authority to bind Client by contract or otherwise without Client's prior written authorization. The manner of BlackRock's performance of the Services shall be in its sole discretion, subject to the requirement that BlackRock shall at all times comply with applicable law and its obligations hereunder. Client has no right or authority to control the manner or means by which the Services are rendered.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VALIDUS REINSURANCE LTD.                BLACKROCK FINANCIAL MANAGEMENT, INC.


By:                                     By:
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Name:                                   Name:
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Title:                                  Title:
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